Exhibit 4.(c)10

Consultancy Agreement,
as of September 1, 2006,
between
ECI Telecom Ltd.
and
Niel Ransom

CONSULTANCY AGREEMENT
___________________

AGREEMENT

Made as of the first day of September, 2006

By and between

ECI Telecom Ltd. with offices at 30, Hasivim Street, Petach Tikva, Israel
(“ECI”)

and

Niel Ransom, Ransomshire Assoc., Inc., 400 Wellspring Farms Lane, Rolesville, NC 27571, USA (“Consultant”)

Declarations

1.	ECI requires certain consulting services.

2.	Consultant is willing and able to provide such services.

The parties agree as follows:

1. Services

a.
Consultant will provide ECI with consulting services regarding its strategy and business development, as well as such other services as ECI may reasonably request from time to time (hereinafter the “Services”). Consultant will dedicate at least 2 days per month to the performance of the Services.

b.
Consultant will report to ECI with respect to Services rendered, including the hours devoted and activities undertaken in connection therewith, in such form and at such intervals as ECI may reasonably require.

c.	In carrying out the Services, Consultant will not have, and will not purport to have, the authority to make any undertaking on behalf ECI or to bind it in any way.

2.	Remuneration/Expenses

a.	As consideration for the Services, ECI will pay Consultant a monthly fee of $ 4,000 (four thousand dollars).

b.	ECI will reimburse Consultant for reasonable travel and other expenses incurred by him in rendering the Services, in accordance with ECI’s policies in effect from time to time.

3.	Term/Termination

a.
This agreement shall enter into effect as of the date first written above and remain in effect until 31 August 2007; provided however that it may be terminated by either party upon 60 days written notice.

b.
This agreement may be terminated by either party with immediate effect, if the other party, having committed a material breach hereof, shall fail to correct the same within fifteen days of written notice thereof.

4. Intellectual Property

The Consultant acknowledges that any reports, analyses or results obtained in connection with the Services and all rights to intellectual property in connection therewith are ECI’s exclusive property.

5.	Confidentiality

Consultant undertakes that as long as this agreement is in force and indefinitely thereafter, he will not reveal to any person or entity, any confidential information pertaining to ECI, its business, customers, suppliers, financial condition or business plans. Furthermore, the Consultant agrees not to use such confidential information for any purpose other than the performance of his obligations hereunder.

Upon termination of this agreement, for whatever reason, the Consultant undertakes to deliver to ECI all documents and confidential information in his possession relating to ECI.

6. Non-Competition

Consultant undertakes that during the term of this agreement he will not directly or indirectly provide services of any kind to any person or entity in competition with the business conducted by ECI.

7. No Assignment

This agreement is personal to Consultant. He may not assign any of his rights or obligations without the prior written consent of ECI.

8. No Waiver

No waiver (whether expressed or implied) of any of the provisions of this Agreement or any default in performing any of these provisions shall constitute a continuing waiver and no waiver shall prevent any party from acting upon any subsequent breach of or default by any other party under any of the provisions of this Agreement.

9. No Employment Relationship

Nothing contained herein shall be deemed to create an employer/employee relationship. Consultant is an independent consultant, acting for his own account. Without affecting the generality of the following, Consultant shall pay any tax or other obligatory charge related to his rendering of the Services.

10. Sole Agreement

This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof. Any prior understanding, undertakings or representations, written or oral, shall be of no force or effect. This Agreement may be amended only by a document signed by the parties hereto.

11. Governing Law

This Agreement shall be governed by the laws of North Carolina. Without affecting the generality of the foregoing, this Agreement is subject to approval by such corporate organs as is required by the Israel Companies Law.

This Agreement done in two originals, each party acknowledging receipt of one.

/s/ ECI Telecom Ltd. by Rafi Maor	/s/ Niel Ransom
ECI Telecom Ltd.	Niel Ransom